Exhibit 10.2

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

SECOND AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) dated as of June 25, 2020, among Postal Realty LP, a Delaware limited partnership (“Borrower”), POSTAL REALTY TRUST INC., a Maryland corporation (the “REIT”), the SUBSIDIARY GUARANTORS party hereto (the “Subsidiary Guarantors”; the REIT and each of the Subsidiary Guarantors, individually, a “Guarantor Party” and, collectively, the “Guarantor Parties”), and PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (defined below) (together with its successors and assigns in such capacity, the “Administrative Agent”).

RECITALS:

A. Borrower, the Administrative Agent, certain lenders (together with their respective successors and assigns, the “Lenders”), and BMO Capital Markets Corp., as Joint Lead Arranger, are parties to that certain Credit Agreement dated as of September 27, 2019, as amended by that certain First Amendment to Credit Agreement dated as of January 30, 2020 (as amended, the “Credit Agreement”). Except as otherwise herein expressly provided, each initially capitalized term used herein has the meaning assigned to such term in the Credit Agreement, as amended by this Agreement.

B. Borrower, the Guarantor Parties and the Administrative Agent (on behalf of the Lenders) desire to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, the Guarantor Parties and the Administrative Agent (on behalf of the Lenders) agree as follows:

Section 1. Amendments of Credit Agreement. Effective as of the date hereof, the Credit Agreement is hereby amended as follows:

(a) The term “Borrowing Base” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Borrowing Base” means, as of any date of determination, an amount equal to ~~fifty~~ sixty percent ~~(50%)~~ (60%) of the Borrowing Base Portfolio Value.”

(b) The term “Borrowing Base Portfolio Value” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Borrowing Base Portfolio Value” means, as of any date of determination, the aggregate of:

(a) except as set forth in clause (c) below, for any Borrowing Base Property that was acquired by a Borrowing Base Entity less than ~~twelve (12)~~ six (6) calendar months prior to such date, ~~the lesser of (i) the quotient obtained by dividing (A) the Net Operating Income of such Borrowing Base Property as of such date by (B) the Capitalization Rate or (ii)~~ the Net Purchase Price paid by such Borrowing Base Entity to acquire such Borrowing Base Property; ~~and~~

(b)  for any Borrowing Base Property that was acquired by a Borrowing Base Entity ~~twelve (12)~~ six (6) calendar months or more prior to such date, the quotient obtained by dividing (i) the Net Operating Income of such Borrowing Base Property as of such date by (ii) the Capitalization Rate~~.~~; and

(c) for any Borrowing Base Property that was acquired by a Borrowing Base Entity less than six (6) calendar months prior to such date and at a capitalization rate of 7.0% or less, the quotient obtained by dividing (i) the Net Operating Income of such Borrowing Base Property as of such date by (ii) the Capitalization Rate, unless Administrative Agent consents (in its sole discretion) to use the Net Purchase Price paid by such Borrowing Base Entity to acquire such Borrowing Base Property in determining the value attributable to such Borrowing Base Property for purposes of calculating the Borrowing Base Portfolio Value.

~~Notwithstanding the foregoing, no more than twenty-five percent (25%) of the Borrowing Base Portfolio Value shall be calculated pursuant to clause (a)(ii) above and therefore, if such twenty-five percent (25%) is reached, the balance of the Borrowing Base Portfolio Value shall be calculated based on Net Operating Income divided by the Capitalization Rate.~~”

(c) The term “Consolidated Total Real Estate Value” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Consolidated Total Real Estate Asset Value” means, as of any date of determination, the aggregate of:

(a) for any Real Estate Asset that was acquired by a Borrower Group Entity less than ~~twelve (12)~~ six (6) calendar months prior to such date, ~~the lesser of (i) the quotient obtained by dividing (A) the Net Operating Income of such Real Estate Asset as of such date by (B) the Capitalization Rate and (ii)~~ the Net Purchase Price paid by such Borrower Group Entity to acquire such Real Estate Asset; and

(b)  for any Real Estate Asset that was acquired by a Borrower Group Entity ~~twelve (12)~~ six (6) calendar months or more prior to such date, the quotient obtained by dividing (i) the Net Operating Income of such Real Estate Asset as of such date by (ii) the Capitalization Rate.

~~Notwithstanding the foregoing, no more than twenty-five percent (25%) of the Consolidated Total Real Estate Asset Value shall be calculated pursuant to clause (a)(ii) above and therefore, if such twenty-five percent (25%) is reached, the balance of the Consolidated Total Real Estate Asset Value shall be calculated based on Net Operating Income divided by the Capitalization Rate.~~”

(d) The term “Funds From Operations” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Funds From Operations” means, for any period, ~~the sum of the following for the REIT (determined on a consolidated basis in accordance with GAAP): (a) net income plus (b) depreciation, amortization and non-cash stock-based compensation~~ the net income (loss) of the Consolidated Entities for such period (calculated in accordance with GAAP), but adjusted to exclude (a) depreciation and amortization related to real estate, (b) gains and losses from the sale of real estate assets, (c) gains and losses from change in control of the REIT, (d) non-cash stock-based compensation, (e) impairment write-downs of real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity, and (f) one-time property acquisition costs.”

(e) The term “Indebtedness” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Indebtedness” means, as to any Person at a particular time, without duplication, all of the following~~, whether or not included as indebtedness or liabilities in accordance with GAAP~~:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), to the extent such obligations constitute indebtedness for the purpose of GAAP;

(d) Capital Lease Obligations;

(e) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus (without duplication and only to the extent required to be paid) accrued and unpaid dividends;

(f) all Guarantees of such Person in respect of any of the foregoing of another Person;

(g) the net amount of all Swap Obligations of such Person; and

(h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on real property (including accounts and contract rights relating thereto) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but limited to the lesser of (i) the fair market value of the property subject to such Lien and (ii) the aggregate amount of the obligations so secured.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor. The amount of any Capital Lease Obligations on any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date. The net amount of any Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date. All Loans shall constitute Indebtedness of the Borrower.”

(f) The term “Net Operating Income” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Net Operating Income” means, as of any date, with respect to any Real Property, (A) all rental and other income actually collected and attributable to tenants in occupancy and pursuant to executed Leases with respect to such Real Property, annualized, based on a trailing three (3) month Property Financial Statement (adjusted to (a) eliminate income from tenants in bankruptcy unless and until such time as any such tenants emerge from bankruptcy as an operating business without having rejected their respective Leases in such bankruptcy, (b) eliminate income from tenants in default under their respective Leases after expiration of any applicable notice and cure periods with respect to the default in question, and (c) eliminate income from tenants with Leases that will expire within three (3) months after such date and (d) provide for vacancy and collection loss allowance equal to the ~~greater of (i)~~ actual vacancy ~~and collection loss and (ii) 2.0%)~~ (“Adjusted Revenue”), minus (B) the sum of (x) the amount of all expenses incurred in connection with operation of such Real Property for such period (adjusted for seasonality), including, without limitation, amounts accrued for the payment of real estate taxes, property maintenance, and insurance premiums, but excluding any interest expense or other debt service charges and property-related and corporate general and administrative expenses and any non-cash charges such as depreciation or amortization of financing costs, plus (y) a capital expenditures reserve equal to $0.15 per interior square foot of the improvements, plus (z) without duplication of the property management fee (if any) included in the expenses referred to in clause (x) immediately above, a property management fee equal to at least three percent (3%) of gross income (“Property Operating Expenses”). Net Operating Income shall be based on the most recently ended calendar quarter on or prior to such date for which a duly completed Property Worksheet have been delivered by the Borrower to Administrative Agent. Notwithstanding the foregoing:

1.	for the purpose of calculating Net Operating Income for a Real Property that the Borrower does not directly or indirectly wholly own, the Net Operating Income of such Real Property shall be limited to a percentage of such Net Operating Income equal to the percentage of such Real Property owned, directly or indirectly, by the Borrower;

2.	with respect to any Real Property being acquired in conjunction with an Borrowing, Net Operating Income, for the purposes of determining the Maximum Loan Amount at such time, shall be calculated as (I) projected, annualized rental and other income collectable and attributable to tenants in occupancy and paying rent, and pursuant to executed Leases (adjusted with the same conditions (a) – (d) above), minus (II) projected operating expenses on an annual basis, which shall be calculated as $0.55 per interior square foot (collectively, “Underwritten NOI”); and

3.	with respect to calculating the financial covenants under Section 6.07 as of the end of a calendar quarter, Net Operating Income from any Real Property purchased during such calendar quarter for which there is not yet a trailing three (3) month operating history, shall be calculated as the lower of (i) the Underwritten NOI for such Real Property, as determined at the time of acquisition of such Real Property, and (ii) such Real Property’s Adjusted Revenue minus such Real Property’s Property Operating Expenses, annualized, for the period corresponding to the applicable Borrower Group Entity’s ownership of such Real Property (i.e., trailing 1 month, trailing 2 month, etc.)”

(g) The term “Postal Lease” in Section 1.01 of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

““Postal Lease” means a Lease to the United States Postal Service (or any subdivision thereof) in the form of lease issued by the United States Postal Service from time to time, provided that ~~(i)~~ such form does not allow for the tenant thereunder to assign the Lease without the consent of the landlord thereunder, unless the assignor remains liable for all obligations of the tenant under the Lease from and after the assignment of the Lease~~, and (ii) the tenant under the Lease pays all real estate taxes at the property, either by direct payment to the municipality, or by reimbursing the landlord under the Lease~~.”

(h) Section 2.05(b)(vii) of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

“(vii) to the extent requested by the Administrative Agent, a UCC search report with respect to the direct and indirect Equity Interests owned by the Borrower in the Subsidiary that will directly own such Eligible Property; and”

(i) The paragraph immediately following Section 2.05(b)(viii) of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

“Upon receipt of the foregoing documents and information, the Administrative Agent shall promptly review same and, if after review of such documents and information ~~If, after receipt and review by the Administrative Agent of the foregoing documents and information~~, the Administrative Agent is prepared to accept such Eligible Property (an “Approved Eligible Property”) as a Borrowing Base Property, the Administrative Agent shall promptly so notify the Borrower and each Lender ~~promptly after receipt and completion of review of all of such documents and information~~.”

(j) Section 6.07(d) of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font):

“(d) Minimum Consolidated Tangible Net Worth. The Consolidated Tangible Net Worth to be less than (i) as of the last day of each calendar quarter ending September 30, 2019 and December 31, 2019, $50,000,000, ~~and~~ (ii) as of the last day of the calendar quarter ending March 31, 2020, $75,000,000, and (iii) as of the last day of each calendar quarter thereafter, the sum of (x) $75,000,000 plus (y) seventy-five percent (75%) of the aggregate net proceeds received by any Borrower Group Entity in connection with any offering of Equity Interests in the REIT or the Borrower on or after ~~the Effective Date~~ June 25, 2020.”

(k) Paragraph 7 of Exhibit G of the Credit Agreement is hereby amended as follows (with the amendments identified in underlined, italicized font)”

“7. As of the date of this Borrowing Base Certificate, the aggregate value of the Borrowing Base is $_______________, such amount representing ~~fifty~~ sixty percent ~~(50%)~~ (60%) of the Borrowing Base Portfolio Value.”

Section 2. Borrower’s Representations. Borrower hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

(a) each of the representations and warranties of Borrower contained or incorporated in the Credit Agreement, as amended by this Agreement, or any of the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof (except if any such representation or warranty is expressly stated to have been made as of a specific date, then as of such specific date);

(b) as of the date hereof and immediately after giving effect to this Agreement, no Default and no Event of Default has occurred and is continuing;

(c) Borrower has all necessary limited partnership power and authority to execute, deliver and perform its obligations under this Agreement; Borrower has been duly authorized by all necessary limited partnership action on its part; and this Agreement has been duly and validly executed and delivered by Borrower and constitutes Borrower’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(d) Borrower’s execution and delivery of this Agreement (i) does not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of Borrower or any order of any governmental authority and (iii) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon Borrower or any of its assets.

Section 3. Guarantor Parties’ Representations. Each Guarantor Party hereby represents and warrants to the Administrative Agent and the Lenders, as follows:

(a) each of the representations and warranties of such Guarantor Party contained or incorporated in the Guaranty or any of the other Loan Documents to which it is a party, are true and correct in all material respects on and as of the date hereof (except if any such representation or warranty is expressly stated to have been made as of a specific date, then as of such specific date);

(b) as of the date hereof and immediately after giving effect to this Agreement, such Guarantor Party is in compliance with its obligations under the Guaranty and each of the other Loan Documents to which it is a party;

(c) such Guarantor Party has all necessary corporate or limited liability company, as applicable, power and authority to execute, deliver and perform its obligations under this Agreement; such Guarantor Party has been duly authorized by all necessary corporate or limited liability company, as applicable, action on its part; and this Agreement has been duly and validly executed and delivered by such Guarantor Party and constitutes such Guarantor Party’s legal, valid and binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

(d) such Guarantor Party’s execution and delivery of this Agreement (i) does not require any consent or approval of, registration or filing with, or any other action by, any governmental authority, except for such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of such Guarantor Party or any order of any governmental authority and (iii) will not violate or result in a default under any material indenture, agreement or other material instrument binding upon such Guarantor Party or any of its assets.

Section 4. Ratification.

(a) Borrower hereby (i) reaffirms, ratifies, confirms, and acknowledges its obligations under the Credit Agreement (as amended hereby) and the other Loan Documents to which it is a party and agrees to continue to be bound thereby and perform thereunder and (ii) agrees and acknowledges that the Credit Agreement (as amended hereby) and the other Loan Documents and all of Borrower’s obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been affected, modified or amended.

(b) Each Guarantor Party hereby (i) reaffirms, ratifies, confirms, and acknowledges its obligations under the Guaranty and the other Loan Documents to which it is a party (after giving effect to this Agreement) and agrees to continue to be bound thereby and perform thereunder and (ii) agrees and acknowledges that the Guaranty and the other Loan Documents (after giving effect to this Agreement) and all of its obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been affected, modified or amended.

Section 5. Miscellaneous.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) Amendments, Etc. The terms of this Agreement may be waived, modified and amended only by an instrument in writing duly executed by the party hereto against whom enforcement of such waiver, modification or amendment is sought (provided that, subject to the terms of the Credit Agreement, the Administrative Agent may execute any such waiver, modification or amendment on behalf of the Lenders). Any such waiver, modification or amendment shall be binding upon Borrower, the Guarantors, the Administrative Agent and the Lenders.

(c) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Borrower, the Guarantors, the Administrative Agent and the Lenders.

(d) Captions. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(e) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of this Agreement by facsimile or email transmission shall be effective as manual delivery of an executed counterpart hereof.

(f) Severability. Any provision hereof which is held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

POSTAL REALTY LP,
a Delaware limited partnership

By:	Postal Realty Trust, Inc.,
Its general partner

	By:	/s/ Jeremy Garber
	Name:	Jeremy Garber
	Title:	President, Treasurer and Secretary

REIT:

POSTAL REALTY TRUST INC., a Maryland corporation

By:	/s/ Jeremy Garber
	Name:	Jeremy Garber
	Title:	President

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SUBSIDIARY GUARANTORS:

A AND J ASSETS LLC
Alabama Postal Holdings, LLC
ARKANSAS POSTAL HOLDINGS LLC
ASSET 20024, L.L.C.
EASTERN POSTAL REALTY HOLDINGS, LLC
GARY GLEN PARK REALTY, LLC
GEORGIA POSTAL REALTY HOLDINGS LLC
Harbor Station, LLC
HILER BUFFALO LLC
Illinois Postal Holdings, LLC
INDIANA POSTAL REALTY HOLDINGS LLC
Iowa Postal Holdings, LLC
LOUISIANA POSTAL HOLDINGS LLC
Mass Postal Holdings LLC
Michigan Postal Holdings LLC
MIDWESTERN POSTAL REALTY HOLDINGS, LLC
Missouri & Minnesota Postal Holdings, LLC
NEW MEXICO POSTAL REALTY HOLDINGS LLC
Ohio Postal Holdings, LLC
Pennsylvania Postal Holdings, LLC
Postal Holdings LLC
PPP ASSETS, LLC
SOUTH CAROLINA POSTAL HOLDINGS LLC
SOUTHERN POSTAL REALTY HOLDINGS, LLC
Tennessee Postal Holdings, LLC
UNITED POST OFFICE INVESTMENTS, LLC
UPH MERGER SUB LLC
WESTERN POSTAL REALTY HOLDINGS, LLC
Wisconsin Postal Holdings, LLC

By:	/s/ Andrew Spodek
Name:	Andrew Spodek
Title:	Chief Executive Officer

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ADMINISTRATIVE AGENT:

PEOPLE’S UNITED BANK, NATIONAL ASSOCIATION

By:	/s/ Samuel A. Bluso
	Name:	Samuel A. Bluso
	Title:	Managing Director

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